Exhibit 3.47

Jul 07, 2023 Liberty Star Minerals | Liberty Star Uranium & Metals Corp. LBSR: OTCQB http://www.lbsr.us	Contact: Liberty Star Minerals Tracy Myers, Investor Relations 520-425-1433 – info@lbsr.us

FOR IMMEDIATE RELEASE

Liberty Star’s Red Rock Canyon Gold Project featured on ProactiveInvestors.com

TUCSON, AZ–(Jul 7, 2023)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCMarkets: LBSR) is pleased to announce the publication of a feature article focusing on the Company’s wholly owned Red Rock Canyon Gold Project (RRC). The article aligns with the Company’s findings that the RRC may possess commercially important metals associated with porphyry copper-gold-moly geologic structures, well represented in the area from central Arizona to northern Mexico.

The featured Proactive financial news article, “Liberty Star believes it has a clear path to substantial gold production in the near term, and potentially a much larger upside in copper in the longer-term,” by Alastair Ford, highlights Liberty Star’s drilling plans on 15 drillholes that have indicated the presence of gold in earlier rounds of exploration. Ford notes, “this ground has been explored before and, although the historic core isn’t available anymore, the data certainly is. That means round one of drilling for Liberty Star is a simple question of twinning old holes, verifying data and working up a resource that way.”

Among the next steps for Liberty Star is using the latest in artificial intelligence technology to analyze and collate new data from a planned IP survey with the old data, notes Ford.

CEO Brett Gross believes the wealth of historic data along with employing the latest exploration techniques makes the RRC “much more de-risked than a greenfield site.”

Read “Liberty Star believes it has a clear path to substantial gold production in the near term, and potentially a much larger upside in copper in the longer-term,” by Alastair Ford on ProactiveInvestors.com.

“Brett I. Gross” Brett I. Gross

CEO/President

Liberty Star Minerals

Visit lbsr.us for more about Liberty Star Minerals, the Red Rock Canyon Gold including images, maps and technical reports

About Proactive: “Proactive financial news and online broadcast teams provide fast, accessible, informative and actionable business and finance news content to a global investment audience.” Read more on ProactiveInvestors.com

About Liberty Star Liberty Star Uranium & Metals Corp. (LBSR: OTCQB), d/b/a Liberty Star Minerals, is an Arizona-based mineral exploration company engaged in the acquisition, exploration, and development of mineral properties in Arizona and the southwest USA. Currently the company controls properties which are located over what management considers some of North America’s richest mineralized regions for copper, gold, silver, molybdenum (moly), and associated metals. The Company’s premiere properties are the Hay Mountain Project & and the Red Rock Canyon Gold Project. The Hay Mountain Project is exploration stage for porphyry copper, gold, moly and other commercially important minerals. The Red Rock Canyon Gold Project is an increasingly attractive area of exploration stage gold mineralization within the larger Hay Mountain area. Red Rock Canyon exhibits what we believe are extensive, promising hydrothermal associated gold-bearing structures that are documented in historical public and Company records (see associated press and social media releases for more information). Our projects are in Cochise County (southeast) Arizona, USA.

Forward Looking Statements Certain information contained in public release may contain “forward-looking statements,” as defined in the U.S. Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements contained herein that are not historical facts are forward-looking statements that involve risks, uncertainties and other factors which are unforeseeable and beyond the Company’s or management’s control, that could cause actual results, developments and business decisions to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements may include but not be limited to the business strategies for the Company, assumptions of management, pending or future transactions, future estimated mineral resources or grades, investments, asset valuations, anticipated permits and approvals and other information that may be based on forecasts of future exploration, operational or financial results or estimates of matters not yet determinable. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance using words or phrases like the following may be forward-looking statements: : “estimate”, “intend”, “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” “may”, “might”, “could”, “would” or similar words or expressions. Important factors that could differ materially from the expectations of the Company and management include, among other things, risks related to unsuccessful exploration results, metals prices, fluctuations in currency prices, international markets, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as changes in the availability of funding for mineral exploration and development and general economic conditions.

Additional information about these factors, risks and uncertainties on which forward-looking statements are based is discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2023, as updated from time to time in Company filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this public release beyond the presentation date or published date, or for changes made to this document by wire services or Internet services. Risk factors for the company are set out in the 10-K and other periodic filings made with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

Regulation S-K 1300 Matters On October 31, 2018, the U.S. Securities and Exchange Commission adopted Subpart 1300 of Regulation S-K (“Regulation SK-1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All registrants are required to comply with Regulation SK-1300 for fiscal years ending after January 1, 2021. Accordingly, the Company must comply with Regulation SK-1300 for its fiscal year ending January 31, 2022. Regulation SK-1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) based classification scheme for mineral resources and mineral reserves, that includes definitions for inferred, indicated, and measured mineral resources. Liberty Star is an “Exploration Stage Issuer” as defined in Subpart 1300. It currently has no exploration results, mineral resources or mineral reserves to report, accordingly, no information, opinions or data included in the website or in any public releases includes any information or disclosures regarding exploration results, mineral resources or mineral reserves as defined in Regulation SK-1300. As a result, the Company is not required, at this time, to obtain or provide a Technical Report Summary as defined in Regulation SK-1300. U.S. Investors are cautioned not to rely upon or assume for any purpose that any part of the mineralized real property of the Company in these categories will ever be converted into inferred, indicated, and measured mineral resources or probable or proven mineral reserves within the meaning of Regulation S-K 1300.

UNLESS OTHERWISE EXPRESSLY STATED ON THE FACE OF ANY SUCH INFORMATION, NOTHING CONTAINED IN THIS PUBLIC RELEASE IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

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